$0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 $2,000 -100% -75% -50% -25% 0% 25% 50% 75% 100% Payment at Maturity Underlying Return The Underlying The Securities Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Nasdaq - 100 Index ® (ticker: “ NDX ”) and Dow Jones Industrial Average TM (ticker: “INDU”) Pricing date: February 28, 2022 Valuation date: February 28, 2025 Maturity date: March 5, 2025 Upside return amount: $1,000 × the underlying return of the worst performer × the upside participation rate Upside participation rate: 100.00% Maximum upside return : 45.00% to 49.00%* Absolute return amount: $1,000 × the absolute value of the underlying return of the worst performer Worst performer: The underlying with the lowest underlying return Final buffer value: For each underlying, 85% of its initial underlying value Buffer percentage: 15% CUSIP / ISIN: 17330A7C0 / US17330A7C02 Initial underlying value: For each underlying, the closing value of the underlying on the pricing date Final underlying value: For each underlying, the closing value of the underlying on the valuation date Underlying return: For each underlying, (Final underlying value - initial underlying value) / initial underlying value Payment at Maturity: • If the final underlying value of the worst performer is greater than or equal to its initial underlying value: $1,000 + the upside return amount, subject to the maximum upside return • If the final underlying value of the worst performer is less than its initial underlying value but greater than or equal to its final buffer value: $1,000 + the absolute return amount • If the final underlying value of the worst performer is less than its final buffer value: $1,000 + [$1,000 × (the underlying return of the worst performer + the buffer percentage)] If the final underlying value of the worst performer is less than its final buffer value, which means that the worst performer has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated January 24, 2022 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Dual Directional Buffer Securities Linked to the Worst of the Nasdaq - 100 Index ® and the Dow Jones Industrial Average TM Hypothetical Worst Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity D 100.00% 45.00% $1,450.00 75.00% 45.00% $1,450.00 60.00% 45.00% $1,450.00 45.01% 45.00% $1,450.00 C 45.00% 45.00% $1,450.00 20.00% 20.00% $1,200.00 10.00% 10.00% $1,100.00 B 0.00% 0.00% $1,000.00 - 5.00% 5.00% $1,050.00 - 15.00% 15.00% $1,150.00 A - 15.01% - 0.01% $999.90 - 50.00% - 35.00% $650.00 - 100.00% - 85.00% $150.00 B C A D * The actual maximum upside return will be determined on the pricing date. ** The hypotheticals assume that the maximum upside return will be set at the lowest value indicated in this offering summary . Additionally, the hypothetical diagram is zoomed in for legibility and thus does not show the minimum payment possible at mat uri ty. Hypothetical Payment at Maturity**

Selected Risk Considerations • You may lose a significant portion of your investment. If the worst performer depreciates by more than the buffer percentage from its initial underlying value to its final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential return on the securities is limited. If the final underlying value is greater than or equal to the initial underlying value, your potential total return on the securities at maturity is limited to the maximum upside return, even if the worst performer appreciates by significantly more than the maximum upside return. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings. • The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship between the underlyings. • You will not receive dividends or have any other rights with respect to the underlyings. • Your payment at maturity depends on the closing value of the worst performer on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.